Exhibit 99.1

CHARTER OF THE

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

OF

AMERITRANS CAPITAL CORPORATION

I.

Role.

The Audit Committee of the Board of Directors of the Company (the “Board”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company, and such other duties as directed by the Board.  The Committee is authorized and empowered to adopt its own rules of procedure not inconsistent with (a) any provision of this Charter, (b) any provision of the Bylaws of the Company, or (c) the laws of the state of Delaware.

II.

Audit Committee Authority.

The Audit Committee has the authority (i) to conduct any investigation appropriate to fulfilling its responsibilities and has direct access to the independent accountants, as well as anyone in the Company; (ii) to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties; (iii) to appoint and determine the compensation of the independent accountants for which the Company shall provide appropriate funding for such compensation; and (iv) to resolve disagreements between the Company's management and the independent accountants regarding financial reporting.

III.

Membership and Meetings.

A.

The membership of the Audit Committee consists of at least three directors, all of whom shall meet the independence requirements established by the Board and applicable laws, regulations, and listing requirements. Each member shall in the judgment of the Board have the ability to read and understand fundamental financial statements and otherwise meet the financial sophistication standard established by the requirements of the Nasdaq Stock Market.  At least one member of the Audit Committee shall in the judgment of the Board be an "audit committee financial expert" as defined by the rules and regulations of the Securities and Exchange Commission. The Board appoints the members of the Audit Committee and the chairperson. The Board may remove any member from the Audit Committee at any time with or without cause.

Generally, no member of the Audit Committee may serve on more than three audit committees of publicly traded companies (including the Audit Committee of the Company) at the same time. For this purpose, service on the audit committees of a parent and its substantially owned subsidiaries counts as service on a single audit committee.

B.

Any member of Management may, at the request of the Audit Committee, attend Audit Committee meetings, as non-voting, non-member liaisons of the Company.

C.

The Audit Committee shall meet at least four times annually, or more frequently, as circumstances dictate.  The Audit Committee should meet privately in executive session as necessary with management, the independent accountants, and as a committee to discuss any matters that the Audit Committee or each of these groups believe should be discussed.  In addition, the Audit Committee, or at least its Chair, should communicate with management and/or the independent accountants quarterly to review the Company's financial statements and significant findings based upon the auditors' limited review procedures.

IV.

Audit Committee Responsibilities and Duties.

In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible to best react to changing conditions and to ensure to the Board and stockholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

The Audit Committee shall review, at least annually, the committee's charter and recommend any proposed changes to the Board for approval. The Audit Committee shall conduct, and report to the Board the results of, an annual performance evaluation of the Audit Committee, which evaluation shall compare the performance of the Audit Committee with the requirements of this charter. The Audit Committee shall report regularly to the Board, including review of any issues that arise with respect to the quality or integrity of the corporation's financial statements, the corporation's compliance with legal or regulatory requirements, the performance and independence of the independent registered public accounting firm, or the performance of the independent accountants.

The Audit Committee shall establish procedures for the receipt, retention and treatment of complaints received by the corporation regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters by employees of the investment adviser, administrator, principal underwriter, or any other provider of accounting related services for the investment company, as well as employees of the Company.

The Audit Committee shall in consultation with the independent accountants review the integrity of the organization's financial reporting processes, both internal and external, consider the independent accountants' judgments about the quality and appropriateness of the Company's accounting principals as applied in its financial reporting and consider and approve, if appropriate, major changes to the Company's auditing and accounting principals and practices, including internal controls, as suggested by the independent accountants, or management.

The Audit Committee shall submit the minutes of all meetings of the Audit Committee to, or discuss the matters discussed at each Audit Committee meeting with the Board, review with financial management and the independent accountants the Company's annual and periodic financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants, considering, as appropriate, whether the information contained in these documents is consistent with the information contained in the financial statements and whether the independent accountants and legal counsel are satisfied with the disclosure and content of such documents.  The Chair may represent the entire Audit Committee for purposes of this review.

The Audit Committee will recommend to the Board the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants.  On an annual basis, the Audit Committee shall review and discuss with the independent accountants all significant relationships the independent accountants have with the Company and relevant third parties to determine the independent accountants' independence.  In making this determination, the Audit Committee shall consider not only auditing and other traditional accounting functions performed by the independent accountants, but also consulting, legal, and other professional services rendered by the independent accountants and their affiliates.

The Audit Committee shall also:

(i)

Annually prepare a report to shareholders as required by the SEC.  This report should be sent to shareholders, together with the Company's annual proxy statement.

(ii)

As appropriate, but no less than annually, review the Company’s budget, management goals and performance.

(iii)

Review significant reports prepared by the Company's internal and/or external loan review personnel, together with management's response and follow-up to these reports.

(iv)

Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Audit Committee or the Board deems necessary or appropriate.

(v)

Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

(vi)

Review the Company's risk management policy and systems to ensure the various types of risk are defined, measured, controlled, and monitored.

(vii)

Ensure the receipt from the outside accountants of a formal written statement delineating all relationships between the accountants and the company (consistent with Independence Standards Board Standard No. 1).

This Amended and Restated Audit Committee Charter is hereby adopted by the Audit Committee as of February 5, 2007 and the Board as of February 9, 2007, and amends, replaces and supersedes any previous charter in its entirety.